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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): March 8, 2000



                                CAERE CORPORATION
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)




          0-18090                                        94-2250509
   (Commission File No.)                     (IRS Employer Identification No.)




                  100 COOPER COURT, LOS GATOS, CALIFORNIA 95032
              (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (408) 395-7000


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ITEM 5.  OTHER EVENTS.

        As previously reported in a current report on Form 8-K filed by Caere Corporation ("Caere") with the Securities and Exchange Commission on February 3, 2000, on January 15, 2000, Caere entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with ScanSoft, Inc. ("ScanSoft") and Scorpion Acquisitions Corporation, a wholly owned subsidiary of ScanSoft ("Merger Sub"), pursuant to which Caere will merge, upon the terms and subject to the conditions set forth in the Reorganization Agreement, with and into Merger Sub and become a wholly owned subsidiary of ScanSoft (the "Merger"). On March 8, 2000, the Caere board of directors met and resolved that it was in the best interests of Caere and its stockholders to extend the exercise period for previously granted options to purchase Caere Common Stock of certain of Caere's officers, and to extend the coverage period of certain benefit plans for certain of such officers, in consideration for the services they have provided in facilitating the Merger and in order to ensure that they continue to provide services to ScanSoft and its affiliates and continue to assist in facilitating the orderly transition of the businesses of Caere to ScanSoft or one of its affiliates following the closing of the Merger. It is anticipated that Blanche Sutter, Caere's Executive Vice President and Chief Financial Officer, and Wayne Rosing, Caere's Chief Technical Officer, will enter into employment agreements with ScanSoft or one of its affiliates following the closing of the Merger.

        As a result of the action taken by the Caere board of directors, the incentive stock options held by Ms. Sutter and Mr. Rosing were amended to provide that if such stock options were not exercised within three months of the termination of employment of Ms. Sutter or Mr. Rosing, as the case may be, with Scansoft or an affiliate of Scansoft (including Caere), then such stock options would automatically be converted into nonstatutory stock options that may be exercised at any time up to September 13, 2001. In addition, all of the nonstatutory stock options held by Ms. Sutter and Mr. Rosing were amended to provide that the exercise period of such stock options would be extended until September 13, 2001.

        The Caere board of directors also resolved to amend Caere's Severance Policy for Executive Officers in Case of Involuntary Termination (the "Severance Policy") and Caere's Executive Officers' Change-of-Control Severance Plan (the "Severance Plan") in order to extend the coverage period for certain benefits provided under the Severance Policy and the Severance Plan to Ms. Sutter and Mr. Rosing. As a result of the action taken by the Caere board of directors, the Severance Policy and the Severance Plan were amended to provide that, should Ms. Sutter and Mr. Rosing accept employment with ScanSoft or an affiliate of ScanSoft (including Caere) on or after the effective date of the Merger, then
(i) Mr. Rosing or Ms. Sutter, as the case may be, will be deemed to have terminated his or her respective employment with Caere for "Good Reason," as that term is defined for purposes of the Severance Policy and the Severance Plan, on the effective date of the Merger, notwithstanding that Mr. Rosing or Ms. Sutter, as the case may be, thereafter commences or continues employment with ScanSoft or an affiliate of ScanSoft (including Caere), and (ii) Mr. Rosing and Ms. Sutter will be entitled to receive all of the benefits (including the continuation of health insurance for up to eighteen months) to which they are entitled under the Severance Policy or Severance Plan when their respective services to ScanSoft or any of its affiliates are terminated.



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        The Caere board of directors further determined that it was in the best interest of Caere to extend the stock option exercise periods for Dan Borozan, Caere's Vice President of Operations, and Robert Cortale, Caere's Vice President of Sales and Service, in consideration of their provision of services to Caere and ScanSoft in connection with the Merger and their agreement to assist in facilitating the orderly transition of the businesses of Caere to ScanSoft or one of its affiliates. As a result of the action taken by the Caere board of directors, all incentive stock options held by Mr. Borozan and Mr. Cortale were amended to provide that if such stock options are not exercised within three months of the termination of the employment with Caere of Mr. Borozan or Mr. Cortale, as the case may be, then such stock options would automatically be converted into nonstatutory stock options that may be exercised at any time up to September 13, 2001. In addition, all of the nonstatutory stock options held by Mr. Borozan and Mr. Cortale were amended to provide that the exercise period of such stock options would be extended until September 13, 2001.



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                                    SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        CAERE CORPORATION



Dated:  March 9, 2000                   By: /s/ BLANCHE M. SUTTER
                                            ------------------------------------
                                            Blanche M. Sutter
                                            Executive Vice President and
                                            Chief Financial Officer



                                      4.